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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
General Electric Company:

We consent to the use of our report incorporated by reference in the Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement (No. 333-72566) on Form S-4 of General Electric Company, which report dated February 2, 2001 relates to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2000 and 1999 and the related statements of earnings, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 2000 and appears in the December 31, 2000 annual report on Form 10-K of General Electric Company.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

                                        /s/ KPMG LLP


KPMG LLP

Stamford, Connecticut
December 21, 2001